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                                                                     EXHIBIT 5.1

                               PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                January 29, 1998

GelTex Pharmaceuticals, Inc.
Nine Fourth Avenue
Waltham, MA 02154

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by GelTex Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of shares of the Company's Common Stock, $0.01 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued against payment therefor in accordance with resolutions to be adopted by the pricing committee designated by the Company's Board of Directors, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the use of our name under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              /s/ PALMER & DODGE LLP
                                              ----------------------
                                              Palmer & Dodge LLP